UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                              SEQUIAM CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          California               333-45678               33-0875030
------------------------------  -----------------  ----------------------------
(State or other jurisdiction      (Commission             (IRS Employer
      of incorporation            File Number)          Identification No.)


                300 Sunport Lane, Orlando, Florida           32809
             ----------------------------------------     ----------
             (Address of principal executive offices)     (Zip Code)

       Registrant's telephone number, including area code     407-541-0774
                                                          --------------------


                      Legal Services Compensation Agreement
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

                           Nicolaas H. Van den Brekel
                    300 Sunport Lane, Orlando, Florida 32809
                                  407-541-0774
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


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
                               CALCULATION OF REGISTRATION FEE

                                        Proposed           Proposed
Title of each                           maximum             maximum
class of securities  Amount to be    offering price   aggregate offering       Amount of
to be registered      registered     per share (1)           price         registration fee
-------------------  -------------  ----------------  -------------------  -----------------
Common Stock         54,348 shares  $           0.92  $            50,000  $            4.60
     TOTAL           54,348 shares  $           0.92  $            50,000  $            4.60

(1)     Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

                                ----------------
                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in this Part I are being separately provided to each consultant eligible under the Legal Services Compensation Agreement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of
Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (230.428(a)(1)).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Sequiam Corporation with the Securities and Exchange Commission are hereby incorporated by reference in this registration statement:

     (a) Our Annual Report on Form 10-KSB for the year ended December 31, 2001, filed with the Securities and Exchange Commission on March 22, 2002, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b)  All  other  reports  filed  by  us  with  the  Securities and Exchange
          Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2001.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that


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all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES

     The following description of our securities and various provisions of our Articles of Incorporation and our Bylaws are summaries. Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 35,755,263 shares were issued and outstanding on July 19, 2002; and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding on July 19, 2002. We estimate that there were approximately 200 holders of record of our common stock as of July 19, 2002.

COMMON STOCK

     The holders of outstanding shares of common stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time lawfully determine. Each holder of common stock is entitled to one vote for each share held. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they be annual or special, is not provided for under the Company's Articles of Incorporation or Bylaws. The common stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the common stock at that time outstanding. The Common Stock presently outstanding is fully paid and nonassessable. The Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon the preferred stock. The Board of Directors has not yet designated any series of preferred stock or determined the rights, preferences, privileges and restrictions granted or imposed upon any of the preferred stock.

     The Bylaws provide the number of directors of the Company shall be established by the board of directors, but shall be no less than three. Between stockholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships.

     The Bylaws further provide that stockholder action may be taken at a meeting of stockholders and may be effected by a consent in writing if such consent is signed by the holders of the minimum number of shares required to affirmatively take or approve such action.

TRANSFER AGENT AND REGISTRAR

     FIRST AMERICAN STOCK TRANSFER, 1717 East Bell Road, Suite 2, Phoenix, Arizona 85022, is the transfer agent and registrar for our capital stock.


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ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

     Not  applicable.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by California law. This is intended to allow our directors and officers the benefit of California's corporation law which provides that directors and officers of California corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions in bad faith or which involve intentional misconduct, fraud or a knowing violation of law.

     Our Articles of Incorporation provide for indemnification of the officers and directors of Sequiam Corporation to the full extent permitted by law. The California Corporations Code provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Agent") against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     The California Corporations Code also provides that a corporation may indemnify an Agent who was or is a party or is threatened to be made a party to an action by or in the right of the corporation under the same circumstances described in the paragraph above, except no indemnification shall be made for any of the following: (1) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     To the extent that an Agent has been successful on the merits or otherwise, the corporation must indemnify such person. The California Corporations Code also permits the corporation to purchase and maintain insurance on behalf of the corporation's directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.


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     We  have  entered  into  indemnification  agreements with our directors and officers. These agreements provide, in general, that we will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of Sequiam Corporation in accordance with California law. In this regard, we maintain liability insurance for our directors and officers.


ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED

     Not  applicable.

ITEM  8.     EXHIBITS


     The  following Exhibits are filed as a part of this registration statement:

Exhibit  Number    Description  of  Exhibit
---------------    ------------------------


5.1                Opinion  of  Lee,  Goddard  &  Duffy  llp.

23.1               Consent of Lee, Goddard & Duffy llp (included in Exhibit 5.1)

23.2               Consent  of  Cordovano  and  Harvey,  P.C.

ITEM  9     UNDERTAKINGS

     (a)     The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          i. Include any prospectus required by section 10(a)(3) of the Securities Act;

          ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


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          iii. Include  any  additional  or  changed material information on the plan  of  distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on July 30, 2002.


                             SEQUIAM  CORPORATION


Date: August 13, 2002        By: /s/  Nicolaas  H.  Van  den  Brekel
                             ---------------------------------------------------
                             Nicolaas H. Van den Brekel, Chief Executive Officer


                             By: /s/  Mark  L.  Mroczkowski
                             ---------------------------------------------------
                             Mark  L.  Mroczkowski,  Chief  Financial  Officer

Exhibit  Index
--------------

5.1                Opinion  of  Lee,  Goddard  &  Duffy  llp.

23.1               Consent of Lee, Goddard & Duffy llp (included in Exhibit 5.1)

23.2               Consent  of  Cordovano  and  Harvey,  P.C.


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